Exhibit 3.2

FILED
Secretary of State
State of California
NOV 12, 2019

AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
KAIROS PHARMA, LTD.

John Yu hereby certifies that:

(i) He is the President and Secretary of Kairos Pharma, Ltd., a California corporation (the “Corporation”).

(ii) The Articles of Incorporation of the Corporation are hereby amended and restated in full to read in their entirety as set forth in Exhibit A attached hereto and are incorporated by reference as if fully set forth herein.

(iii) The Articles of Incorporation have been duly approved by the required vote of the Board of Directors of the Corporation in accordance with Section 901 of the California Corporations Code.

(iv) The Articles of Incorporation have been duly approved by the required vote of the shareholders of the Company entitled to vote in accordance with the articles of incorporation of the Company and Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares entitled to vote with respect to the foregoing articles of incorporation was 580 shares. The number of shares voting in favor of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was a majority of the outstanding shares.

The undersigned declares under penalty of perjury that the matters set forth in the foregoing certificate are true and correct of his own knowledge.

Date: November 12, 2019
Los Angeles, California	/s/ John Yu
John Yu
President and Secretary

EXHIBIT A

ARTICLE I.

The name of this Corporation is Kairos Pharma, Ltd.

ARTICLE II.

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE III.

A. Effective upon the filing of this Amended and Restated Articles of Incorporation with the Secretary of State for the State of California, a 7,380.96 for 1 forward split of the outstanding Common Stock of the Corporation shall occur pursuant to which each 1 share of outstanding Common Stock of the Corporation shall be converted into 7,380.96 shares of Common Stock (the “Forward Split’’). All share and per share references herein reflect the Corporation’s Common Stock as existing after such Forward Split. No fractional shares of Common Stock shall be issued in the Forward Split, but in lieu thereof each holder of Common Stock who would otherwise have been entitled to a fraction of a share of Common Stock shall be paid cash equal to such fraction times the fair market value of Common Stock as determined by the Corporation’s Board of Directors.

B. This Corporation is authorized to issue one class of shares to be designated Common Stock (“Common Stock”). The total number of shares of capital stock that the Corporation is authorized to issue is Thirty-Five Million (35,000,000), all of which shall be designated Common Stock. The Common Stock shall have a par value of $0.01 per share.

C. The powers, preferences, privileges, rights, restrictions, and other matters relating to the Common Stock are as follows:

1. Redemption. The Common Stock is not redeemable by any holder thereof.

2. Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any shareholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

ARTICLE IV.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors shall have the power, both before and after receipt of any payment for any of the Corporation’s capital stock, to adopt, amend, repeal or otherwise alter the Bylaws of the Corporation without any action on the part of the shareholders except as provided in Section 212 of the California Corporations Code.

ARTICLE V.

1. Limitation of Directors’ Liability. The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

2. Indemnification of Corporate Agents. This Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to this Corporation and its shareholders.

3. Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article V shall not adversely affect any right of indemnification or limitation of liability of an agent of this Corporation relating to acts or omissions occurring prior to such repeal or modification.

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